[PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]





                                            May 17, 1999



Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
The Guarantor Subsidiaries (as defined herein)
c/o Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017

                       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special United States federal tax counsel for Triarc Consumer Products Group, LLC, a Delaware limited liability company (the "Company"), Triarc Beverage Holdings Corp., a Delaware corporation (the "Co-Issuer" and, together with the Company, the "Issuers"), and certain other subsidiaries of the Company (the "Guarantor Subsidiaries" and, together with the Issuers, the "Co-Registrants") in connection with the offer to exchange $300,000,000 aggregate principal amount of the Issuers' 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of the Issuers' outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Offer").



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Triarc Consumer Products Group, LLC                                          2
Triarc Beverage Holdings Corp.
The Guarantor Subsidiaries


     We are giving this opinion in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), relating to the registration by the Issuers of the Exchange Notes to be offered in the Exchange Offer and the registration of the guaranties of the Exchange Notes by the Guarantor Subsidiaries (the "Subsidiary Guaranties"), filed by the Co-Registrants with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder. Capitalized terms used in this opinion but not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

     In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

     Our opinion is based upon existing United States federal income and estate tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

     The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

     We hereby confirm the opinion set forth under the caption "Certain Federal Income Tax Considerations" in the Registration Statement. While that description discusses the material anticipated United States federal income tax consequences applicable to certain holders, it does not purport to discuss all United



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Triarc Consumer Products Group, LLC                                          3
Triarc Beverage Holdings Corp.
The Guarantor Subsidiaries


States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

     In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

     We are furnishing this letter in our capacity as special United States tax counsel to the Co-Registrants. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and we further consent to the use of our name under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated under it.


                       Very truly yours,

                  /s/  PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON


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